     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26,1997

                                                    Registration No.333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               _________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           EOTT ENERGY PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                             76-0424520
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                            1330 POST OAK BOULEVARD
                              HOUSTON, TEXAS 77056
                                 (713) 993-5200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ____________________

                    EOTT ENERGY CORP. 1994 UNIT OPTION PLAN
                          (Full title of the plan)


                                 REX R. ROGERS
                               1400 SMITH STREET
                           HOUSTON, TEXAS 77002-7369
                                 (713) 853-6161
           (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

====================================================================================================
                                                     Proposed      Proposed
                                                     maximum        maximum
        Title of                                     offering      aggregate
    securities to be            Amount to be        price per      offering            Amount of
       registered                 registered          Unit         price (2)        registration fee
----------------------------------------------------------------------------------------------------
Subordinated Units (1)         1,155,000 Units      $15.00        $17,325,000           $5,250.00
====================================================================================================

(1) Includes 1,155,000 of Common Units issuable in lieu of Subordinated Units following conversion of Subordinated Units to Common Units.
(2) Estimated solely for purposes of calculating the registration fee.

================================================================================

                                    PART II
              INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE.

    EOTT Energy Partners, L.P. (the "Partnership") hereby incorporates in this Registration Statement by reference the following documents which have been filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, (File No.1-12872):

    (a) The Partnership's Annual Report on Form 10-K for the Year Ended December 31, 1996, and

    (b) The description of the Partnership's Subordinated Units and Common Units included in the Partnership's Registration Statement on Form 8-A (No. 1-12872), as filed with the Commission with respect to the Common Units on March 2, 1994.

    All documents filed by the Partnership pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.      DESCRIPTION OF SECURITIES.

     Generally, the Common Units and the Subordinated Units represent limited partner interests in the Partnership, which entitle the holders thereof to participate in Partnership distributions and exercise the rights or privileges available to limited partners under the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the "Partnership Agreement"). The Common Units are listed and traded on the New York Stock Exchange and constitute a class of securities registered under Section 12 of the Securities Exchange Act of 1934. The Subordinated Units are not listed or traded and are not so registered. Until such time as Subordinated Units are converted into Common Units, all options granted under the EOTT Energy Corp. 1994 Unit Option Plan will be exercisable for Subordinated Units. Thereafter, all such options will be exercisable for Common Units.

    The Subordinated Units are a separate class of interests in the Partnership, and their rights to participate in distributions to limited partners differ from the rights of the holders of Common Units. For any given quarter, Available Cash (as defined in the Partnership Agreement) will be distributed to the General Partner and to the holders of Common Units, and it may also be distributed to the holders of Subordinated Units or holders of Additional Partnership Interests ("APIs"), if any, depending upon the amount of Available Cash for the quarter, amounts distributed in prior quarters, whether or not the Subordination Period (as defined in the Partnership Agreement) has ended and other factors discussed below. The discussion below indicates the percentages of cash distributions required to be made to the General Partner and the Common Unitholders and the circumstances under which holders of Subordinated Units and APIs, if any, are entitled to cash distributions and the amounts thereof. In the following general discussion of how Available Cash is distributed, references to Available Cash are references to Available Cash that constitutes Cash from Operations (as defined in the Partnership Agreement).

    The Partnership will make distributions to its partners with respect to each calendar quarter prior to liquidation in an amount equal to 100% of its Available Cash for such quarter. With respect to each quarter during the Subordination Period (as defined in the Partnership Agreement), to the extent there is sufficient Available Cash, the holders of the Common Units will have the right to receive the Minimum Quarterly Distribution ($0.475 per), plus any Common Unit Arrearages (as defined in the Partnership Agreement), prior to any distribution of Available Cash to the holders of Subordinated Units. Common Units will not accrue arrearages for any quarter after the Subordination Period, and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.

    The Subordination Period extends until the first day of any quarter following a period of four consecutive quarters with respect to which both of the following tests are met: (a) the Minimum Quarterly Distribution has been distributed on all Common Units and Subordinated Units outstanding as of the record date with respect to each quarter during such period, and (b) during (i) such four-quarter period in the aggregate and (ii) each of the last two quarters of such four-quarter period, the amount of Adjusted Available Cash constituting Cash from Operations (as defined below) with respect to each such period has been equal to or greater than 110% of the amount that would have been sufficient to distribute the Minimum Quarterly Distribution with respect to each such period on all outstanding Units on a fully diluted basis (which for such purpose will include all outstanding Units, Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the quarter immediately following the quarter with respect to which such determination is made and Units that have, as of the date of determination, been earned by but not yet issued to management in respect of incentive compensation), provided that, prior to the end of such four quarter period, the Partnership shall have fully repaid any indebtedness for borrowed money (other than indebtedness incurred in connection with acquisitions, if any, indebtedness incurred to support working capital and indebtedness up to $20 million incurred for certain capital expansions or additions) incurred by it since the closing of the Partnership's initial public offering in March 1994. Notwithstanding the foregoing, the Partnership Agreement contains a provision that if the General Partner is removed other than for cause, the Subordination Period will end. The Partnership Agreement also provides that the Subordination Period will not end prior to March 31, 1997, except in the event the General Partner is removed other than for cause. The term "Adjusted Available Cash constituting Cash from Operations" means Available Cash constituting Cash from Operations calculated without taking into consideration cash attributable to net increases in borrowings, net decreases in reserves and cash proceeds from the sale of APIs during the applicable period.

    At any time and from time to time after the end of the Subordination
Period, any holder of Subordinated Units will have the option to convert all or any portion of such Subordinated Units into Common Units on a one-for-one basis. In addition, after the end of the Subordination Period the Subordinated Units, whether or not converted, will be entitled to participate pro rata with all outstanding Common Units in all cash distributions on Common Units.

    Distributions by the Partnership of Available Cash constituting Cash from Operations with respect to any quarter during the Subordination Period will be made in the following manner:

    first, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

    second, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit an amount equal to any cumulative Common Unit Arrearages (as defined in the Partnership Agreement) on each Common Unit with respect to any prior quarter;

    third, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

    fourth, 100% to the holders of APIs, pro rata, until there has been distributed in respect of each API an amount necessary to redeem such API; and

    thereafter, in the manner described in the Partnership Agreement, which provides for higher sharing ratios to the General Partner in the event the amount of Available Cash exceeds certain levels.

    The above references to the 2% of Available Cash constituting Cash from Operations distributed to the General Partner are references to the approximate amount of the General Partner's combined percentage interest in the Partnership and its subsidiary operating partnerships. The General Partner will have a 1% general partner interest in each of such partnerships, and the actual amount distributed will equal 1% of the Available Cash constituting Cash from Operations from each such partnership.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Not Applicable.

ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Partnership was formed to acquire and operate substantially all of the business and assets of EOTT Energy Corp. ("EOTT"). EOTT, the General Partner, is a wholly owned subsidiary of Enron Corp. ("Enron"). The Restated Certificate of Incorporation of Enron contains indemnification provisions that are applicable to the directors and officers of the General Partner. These provisions, as well as the applicable provisions of the Partnership Agreement are set forth below.

    The Partnership Agreement provides that the Partnership will indemnify the General Partner, any Departing Partner and any Person who is or was an officer or director of the General Partner or any Departing Partner, any person who is or was an affiliate of the General Partner or any Departing Partner, any Person who is or was an employee, partner, agent or trustee of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner, or any Person who is or was serving at the request of the General Partner or any affiliate of the General Partner or any Departing Partner as an officer, director, employee, partner, agent, or trustee of another Person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several) expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) the General Partner, Departing Partner or affiliate of either, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, Departing Partner or affiliate of either or (iii) a person serving at the request of the Partnership in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership, and the General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the General Partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

    Article XVI of the Restated Certificate of Incorporation of Enron contains the following provisions relating to indemnification of directors and officers:

    "2. (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of Enron or is or was serving at the request of Enron as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Enron to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Enron to provide broader indemnification rights than said law permitted Enron to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (B) hereof, Enron shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of Enron. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by Enron the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of the proceeding, shall be made only upon delivery to Enron of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this

Section or otherwise. Enron may, by action of its Board of Directors, provide indemnification to employees and agents of Enron with the same scope and effect as the foregoing indemnification of directors and officers.

    (B) If a claim under paragraph (2)(A) of this Article XVI is not paid in full by Enron within thirty days after a written claim has been received by Enron, the claimant may at any time thereafter bring suit against Enron to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Enron) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for Enron to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on Enron. Neither the failure of Enron (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by Enron (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    (C) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

    (D) Enron may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Enron or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Enron would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law."

    Section 145 of the Delaware General Corporation Law gives corporations the power to indemnify officers and directors under certain circumstances.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED.

    Not applicable.

ITEM 8.      EXHIBITS.

    Unless otherwise indicated below as being incorporated by reference to another filing of the Partnership with the Commission, each of the following exhibits is filed herewith:

 3.1 Form of Partnership Agreement of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 to Registration Statement, File No. 33-73984).

 3.2 Amendment No. 1 dated as of August 8, 1995, to the Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.2 to Annual Report on Form 10-K for the Year Ended December 31, 1995).

 3.3 Amendment No. 2 dated as of July 16, 1996, to the Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.3 to Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1996).

 3.4 Amendment No. 3 dated as of February 13, 1997, to the Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P. (incorporated by reference to Exhibit 3.4 to Annual Report on Form 10-K for the Year Ended December 31, 1996).

 5.1      Opinion of Vinson & Elkins L.L.P.

 10.1 EOTT Energy Corp. 1994 Unit Option Plan and the related Option Agreement (incorporated by reference to Exhibit 10.13 to Registration Statement, File No. 33-73984).

 10.2 Amendment dated as of February 13, 1997, to the EOTT Energy Corp. 1994 Unit Option Plan (incorporated by reference to
          Exhibit 10.18 to Annual Report on Form 10-K for the Year Ended December 31, 1996).

 23.1     Consent of Arthur Andersen LLP.

 23.2     Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

 24.1 Powers of Attorney (included on the signature page to this Registration Statement).



                                  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                 (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 26th day of March, 1997.

                                    EOTT ENERGY PARTNERS, L.P.
                                    (A Delaware Limited Partnership)

                                    By: EOTT ENERGY CORP., as
                                        General Partner


                                    By: /s/ PHILIP J. HAWK
                                       -----------------------------------------
                                        Philip J. Hawk
                                        Chief Executive Officer and President

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip J. Hawk, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                 TITLE                            DATE
              ---------                                 -----                            ----

      /s/ PHILIP J. HAWK                Director, Chief Executive Officer and       March 26, 1997
-----------------------------------                   President
          Philip J. Hawk                     (Principal Executive Officer)

     /s/ STEPHEN A. APPELT              Vice President, Chief Financial Officer     March 26, 1997
-----------------------------------      (Principal Financial and Accounting
         Stephen A. Appelt                             Officer)

     /s/ EDWARD O. GAYLORD               Chairman of the Board and Director         March 26, 1997
-----------------------------------
         Edward O. Gaylord

      /s/ DEE S. OSBORNE                               Director                     March 26, 1997
-----------------------------------
          Dee S. Osborne

     /s/ DANIEL P. WHITTY                              Director                     March 26, 1997
-----------------------------------
         Daniel P. Whitty

                                                       Director                     March 26, 1997
-----------------------------------
         Robert A. Belfer

      /s/ JOHN H. DUNCAN                               Director                     March 26, 1997
-----------------------------------
          John H. Duncan

                                                       Director                     March 26, 1997
-----------------------------------
         Thomas E. White

     /s/ KENNETH L. LAY                                Director                     March 26, 1997
-----------------------------------
         Kenneth L. Lay


                                EXHIBIT INDEX

EXHIBIT                                                                           PAGE
-------                                                                           ----
   3.1    Form of Partnership Agreement of EOTT Energy Partners, L.P.
          (incorporated by reference to Exhibit 3.1 to Registration Statement,
          File No. 33-73984).

   3.2    Amendment No. 1 dated as of August 8, 1995, to the Amended and
          Restated Agreement of Limited Partnership of EOTT Energy Partners,
          L.P. (incorporated by reference to Exhibit 3.2 to Annual Report on Form 10-K for the Year Ended December 31, 1995).

   3.3    Amendment No. 2 dated as of July 16, 1996, to the Amended and
          Restated Agreement of Limited Partnership of EOTT Energy Partners,
          L.P. (incorporated by reference to Exhibit 3.3 to Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1996).

   3.4    Amendment No. 3 dated as of February 13, 1997, to the Amended and
          Restated Agreement of Limited Partnership of EOTT Energy Partners,
          L.P. (incorporated by reference to Exhibit 3.4 to Annual Report on Form 10-K for the Year Ended December 31, 1996).

   5.1    Opinion of Vinson & Elkins L.L.P.

   10.1   EOTT Energy Corp. 1994 Unit Option Plan and the related Option
          Agreement (incorporated by reference to Exhibit 10.13 to Registration Statement, File No. 33-73984).

   10.2   Amendment dated as of February 13, 1997, to the EOTT Energy
          Corp. 1994 Unit Option Plan (incorporated by reference to
          Exhibit 10.18 to Annual Report on Form 10-K for the Year Ended
          December 31, 1996).

   23.1   Consent of Arthur Andersen LLP.

   23.2   Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

   24.1 Powers of Attorney (included on the signature page to this Registration Statement).
